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                                    AGREEMENT

         THIS Agreement ("AGREEMENT"), dated as of August 12, 1999, is made and entered into, effective as of the last date of its execution by the respective parties hereto, determined by reference to the date set forth opposite their respective names on the signature pages attached hereto, by and between the following (collectively the "PARTIES"): PANOLA PARTNERSHIP, INC. ("PARTNERSHIP"), a Mississippi non-profit, tax-exempt corporation; and LSP ENERGY LIMITED PARTNERSHIP, a Delaware limited partnership ("COMPANY").

                              W I T N E S S E T H:

         WHEREAS, the Company, the MDECD, Authority, County, City, and IDA are negotiating a certain Inducement Agreement and certain Use Agreements regarding both the Company's development in the City and County of the Project, as more particularly described in the Inducement Agreement, and the Company's use of the Facility Components, as more particularly described in the Use Agreements.

         NOW, THEREFORE, IN CONSIDERATION OF the foregoing, the mutual covenants, promises and agreements contained in this Agreement, the efforts, assistance, and support rendered and to be rendered by the Partnership on behalf of the Company in locating the Project in the City and County, including the assistance provided by the Partnership in connection with the selection by the MDECD, Authority, the County and the City of the Company as the entity chosen to construct the facility described in Section 57-75-5(f)(viii) of the Impact Act, the obtaining of certain


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economic development inducements and incentives more particularly described in the Inducement Agreement, and the negotiation and execution of the Inducement Agreement and Use Agreements, as well as certain other good and valuable consideration, each to the other given, the receipt and sufficiency of all of which are both hereby expressly acknowledged, the Parties hereto, intending legally to be bound, do hereby mutually agree as follows:

         1. Subject only to the provisions of Section 3 hereof, the Company shall pay the Development Payment (as defined below) to the Partnership for a period of thirty (30) years commencing with the first calendar month beginning after the Substantial Completion Date of the Facility. The Development Payment shall be Three Hundred Thousand Dollars ($300,000.00) for the first twelve (12) months, and thereafter increasing annually at the compound rate of two percent (2%) per annum ("DEVELOPMENT PAYMENT"), and shall be paid during each annual period monthly in advance in equal installments.

         2. The Partnership agrees to use the Development Payment received from the Company to promote and encourage the continued, long-term, future economic development of the City and County by using such Development Payment, together with any earnings thereon, or profits or other income or proceeds from the use thereof, solely for capital expenditures, and not as operating funds, with respect to economic development projects in the City and County.

         3. The Partnership expressly acknowledges that the Company's obligations under this Agreement are conditioned upon the final


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approval and execution of the Inducement Agreement and Use Agreements by the
Company, MDECD, Authority, County, City, and IDA; the issuance of the Impact Bonds and the application of the Impact Proceeds to pay or reimburse the Company for the costs of the Facility Components as contemplated by the Inducement Agreement; and the continuation of the Use Agreements (unless any such agreement is terminated as the result of a default by the Company).

         4. Partnership commits to the Company to support, and to use its best efforts to secure and to obtain, at no cost to the Partnership, the commitments of the County and IDA for, enactment by the Mississippi Legislature of favorable local and private legislation which would expand the scope and authority of the IDA and enable the Development Payment to be paid by the Company to the IDA and then to be used directly by the IDA and/or transferred by the IDA to the Partnership for the same use thereby as described in Section 2 hereof, in which case the Company would then pay the Development Payment to the IDA instead of the Partnership.

         5. All capitalized words and phrases used herein which are not specifically otherwise defined herein shall have the same meaning in this Agreement as in the Inducement Agreement of even date herewith.

         6. This Agreement shall be binding upon and inure to the benefit of both the Parties hereto and their respective successors and assigns. Except for a collateral assignment hereof to the Lenders and except as contemplated in Paragraph 7 hereof, the Company may not, however, assign or transfer any of its rights or


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obligations under this Agreement without the prior written consent of the
Partnership, which consent shall not, however, be unreasonably withheld. Upon any such permitted assignment or transfer, the Company shall nevertheless remain liable for the payment to the Partnership of the Development Payment absent the prior written release of the Partnership, which release shall not, however, be unreasonably withheld.

         7. The Company may not transfer all or substantially all of its assets to another entity (whether by merger, consolidation or otherwise) without an express written assignment to, and assumption by, such entity of all of the Company's rights, title and interest to and obligations, liabilities and responsibilities under this Agreement, without the prior written consent of the Partnership, which consent shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the undersigned individuals, for and on behalf of and in the name of the undersigned corporations, and in their indicated capacities as corporate officers thereof, have executed this Agreement on the dates set forth opposite their respective names, having first been authorized by such corporations so to do.

                           COMPANY:          LSP ENERGY LIMITED PARTNERSHIP

                                             By:      LSP ENERGY, INC.,

                                             General Partner

Date: August 12, 1999                        By:  /s/ Frank E. Hardenbergh
                                                  -------------------------
                                                  Frank E. Hardenbergh, Senior
                                                  Vice President



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                           PARTNERSHIP:      PANOLA PARTNERSHIP, INC.

Date: August 12, 1999                        By:  /s/ Mickey Aldridge
                                                  ------------------------------
                                                  Mickey Aldridge, President




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